UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2015
Summit Midstream Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1790 Hughes Landing Blvd
Suite 500
The Woodlands, TX 77380
(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (832) 413-4770

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
Acquisition of Polar, Epping and Stampede Lateral
On May 18, 2015, Summit Midstream Partners, LP (“SMLP” or the “Partnership”) closed its acquisition of Polar Midstream, LLC (“Polar”) and Epping Transmission Company, LLC (“Epping”) from Summit Midstream Partners Holdings, LLC (“SMP Holdings”), for a total purchase price of $255.0 million, subject to customary purchase price adjustments (the “Polar & Divide Drop Down”). The Polar & Divide Drop Down was financed with the net proceeds from the Partnership’s recently completed offering of 6,500,000 common units representing limited partner interests in the Partnership and borrowings under its revolving credit facility.
The assets acquired in connection with the Polar & Divide Drop Down include certain crude oil and produced water gathering systems and transmission pipelines serving producers operating in the Williston Basin (the “Polar and Divide system”). The Polar and Divide system consists of more than 295 miles of crude oil and produced water pipelines, spanning throughout the central and western parts of Williams and Divide counties in North Dakota, from the Missouri River to the Canadian border. These assets are underpinned by long-term, fee-based gathering agreements with multiple producers, including Whiting Petroleum Corp. and SM Energy Company. Several of these gathering agreements include rate redetermination mechanisms which effectively serve to protect the Polar and Divide system’s cash flows by resetting the gathering rate upward in the future in the event that the customer does not attain certain minimum production thresholds.
The Polar and Divide system began operating in May 2013 and currently has a maximum aggregate throughput capacity of 80,000 barrels per day ("bbls/d") of crude oil and produced water. In the first quarter of 2015, the Polar and Divide system gathered over 48,000 bbls/d of crude oil and produced water from pad sites, central receipt points and truck unloading stations, an increase from approximately 33,500 bbls/d for the year ended December 31, 2014. Crude oil is currently delivered to the COLT Hub in Epping, North Dakota and produced water is delivered to producer-owned and third-party injection wells located throughout the Williston Basin. Epping is a crude oil and produced water interconnection, located in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota.
In addition, SMP Holdings granted the Partnership a six-month option to acquire a crude oil transmission project currently under development in the Williston Basin (the "Stampede Lateral") for $35.0 million. The Partnership's ability to exercise the Stampede Lateral option was contingent on the achievement of certain project milestones. Those project milestones were met on May 13, 2015 and the option was exercised concurrent with the closing of the Polar & Divide Drop Down. The Stampede Lateral is a 46-mile crude oil transmission pipeline project running from the Polar and Divide system to Global’s Basin Columbus rail hub for delivery to East Coast markets.
SMP Holdings owns a 44.5% limited partner interest in SMLP and a 100% ownership interest in SMLP's general partner. The terms of the Polar & Divide Drop Down and the Stampede Lateral option were approved by the board of directors of SMLP's general partner and by the board of director’s conflicts committee, which consists entirely of independent directors. The conflicts committee engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld, LLP to act as its legal advisor.
Item 7.01 Regulation FD Disclosure.
On May 18, 2015, the Partnership issued a press release announcing the completion of the Polar & Divide Drop Down described in Item 2.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information furnished pursuant to Item 7.01 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.
Item 9.01 Financial Statements and Exhibits.
(a) – (b) Financial statements of businesses acquired; Pro forma financial information.
Pursuant to Items 9.01(a)(4) and 9.01(b)(2) of Form 8-K, the Partnership will amend this filing on or before July 31, 2015 to file the financial statements required by Rule 3-05(b) of Regulation S-X and Article 11 of Regulation S-X.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release of Summit Midstream Partners, LP, dated as of May 18, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

	By:	Summit Midstream GP, LLC (its general partner)

Date: May 18, 2015	/s/ Matthew S. Harrison
Matthew S. Harrison, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of Summit Midstream Partners, LP, dated as of May 18, 2015

4